GOLDMAN, SACHS & CO.


                             PRIVATE & CONFIDENTIAL

                                                               February 13, 2008

FOAMEX INTERNATIONAL INC.
1000 Columbia Avenue
Linwood, Pennsylvania 19061


Ladies and Gentlemen:

     Reference is hereby made to the First Lien Term Credit Agreement, dated as of February 12, 2007, by and among Foamex L.P., as Borrower (the "Borrower"), Foamex International Inc., as Parent Guarantor ("Holdings"), Bank of America, N.A., as Administrative Agent and Collateral Agent (the "Administrative Agent"), and the lenders and other parties named therein, and the Second Lien Term Credit Agreement, dated as of February 12, 2007, by and among the Borrower, Holdings, the Administrative Agent and the lenders and other parties named therein (together, the "Credit Agreements") and the Revolving Credit Agreement, dated as of February 12, 2007, by and among the Borrower, Holdings and the other Guarantors named thereto, the Administrative Agent and the lenders and other parties named thereto (the "Revolver"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Credit Agreements or Revolver.

     In connection with the Borrower's  compliance  with its  obligations  under
Section 7.12 of the Credit Agreements and Section 7.25 of the Revolver with respect to each of its fiscal quarters in its 2008 fiscal year and with respect to its first fiscal quarter in its 2009 fiscal year and upon the basis of the representations and warranties contained in Annex A hereto, we hereby agree, subject to the terms and conditions of this Letter Agreement, to purchase from time to time upon receipt of a Notice (as defined below), at the option of Holdings, for cash Securities (as defined below) of Holdings in an aggregate amount up to 27.940725% of the total amount estimated in good faith by Holdings to be necessary to facilitate the Borrower's ability pursuant to Section 8.02(b) of the Credit Agreements or Section 9.2(d) of the Revolver, as applicable, to comply with its financial covenants under Section 7.12 of the Credit Agreements or Section 7.25 of the Revolver, as applicable, with respect to the relevant quarter (each, a "QCS Transaction"). "Securities" shall mean, at our election, which election shall be made within two business days of the receipt of the Notice (as defined below), (1) shares of Series D Preferred Stock of Holdings (the "Series D Preferred Stock") having the terms set forth in the Certificate of Designations attached as Annex B hereto (the "Series D Certificate of Designations"), (2) shares of Series E Preferred Stock of Holdings (the "Series E Preferred Stock") having the terms set forth in the Certificate of
Designations   attached  as  Annex  C  hereto  (the  "Series  E  Certificate  of
Designations") or (3) a combination of Series D Preferred Stock and Series E Preferred Stock. The total amount referred to in this Letter Agreement shall not exceed $5,588,145.00 in the aggregate (the "Maximum Obligation"). The purchase price for the Series D Preferred Stock or the Series E Preferred Stock shall be $1,000 per share. The Borrower shall use any contribution from Holdings from the proceeds from any issuance and sale of Securities under this Letter Agreement only for the purpose of funding ordinary course expenditures, and not to prepay any debt (whether revolver, term or other).

     Certain representations and warranties made by us and Holdings are set forth in Annex A hereto.

     We agree to purchase and pay for the Securities hereunder in cash by wire transfer of immediately available funds to a bank account designated by Holdings upon a 3 business day prior written notice from Holdings to us specifying the number of shares of the Securities to be purchased up to the Maximum Obligation (the "Notice") and sent to us at Goldman, Sachs & Co., 85 Broad Street, 29th Floor, New York, New York 10004, Attention: Sandip Khosla, Facsimile: (212) 428-4769, Telephone: (212) 357-6979, E-mail: sandip.khosla@gs.com.

     Our obligation to purchase shares of Securities under this Letter Agreement is subject to the condition that at the time a Notice is delivered by Holdings hereunder, (i) the Borrower be in compliance with its obligation (determined as of the time the Notice is delivered) to deliver financial statements under
Section 6.01(a) and (b) under the Credit Agreements and Section 5.1(a) and (b) of the Revolver and (ii) there be no Event of Default under the Credit Agreements or the Revolver that cannot be cured (as estimated in good faith by Holdings) pursuant to Section 8.02(b) of the Credit Agreements or Section 9.2(d) of the Revolver with proceeds from the issuance of Securities pursuant to this Letter Agreement (together with the other Letter Agreements executed at approximately the same time as this Letter Agreement).

     As consideration for the option granted to Holdings to require Goldman, Sachs & Co. ("Investor") to purchase Securities pursuant to this Letter Agreement, Holdings hereby agrees to pay Investor a premium (the "Premium") in an amount equal to 5% of the Maximum Obligation, payable in shares of common stock of Holdings to be issued to Investor at the time of the earliest of (i) the first issuance of Securities under this Letter Agreement, (ii) the consummation of the Rights Offering (as defined in the Series D Certificate of Designations) and (iii) the termination of this Letter Agreement. The number of shares of common stock of Holdings to be issued shall be calculated based upon the Average Trading Price (as defined in the Series D Certificate of Designations, and subject to the adjustments set forth therein) of the common stock of Holdings for the thirty-Trading Day (as defined in the Series D Certificate of Designations) period ending on the fifth Trading Day immediately preceding the earliest of (i), (ii) and (iii) above. Holdings and its subsidiaries shall also pay all reasonable fees and expenses incurred by us in connection with the consideration and implementation of each QCS Transaction.

     This Letter  Agreement shall  automatically  terminate upon the earliest of
(a) 11:59 p.m. on May 20, 2009, (b) 11:59 p.m. on the day that is ten days after the date on which the financial statements of Borrower as of, and for the fiscal quarter ended March 29, 2009, are required to be delivered to the Administrative Agent pursuant to the Credit Agreements and the Revolver, (c) the date on which Investor has purchased the Maximum Obligation of Securities under this Letter Agreement and (d) the date on which a Rights Offering (as defined in the Certificate of Designations) is consummated.

     This Letter Agreement is intended to be binding on the parties and shall be governed by, and construed in accordance with, the laws of the State of New York. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Letter Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Letter Agreement or the transactions contemplated hereby and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Letter Agreement.


     This Letter Agreement constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Letter Agreement and all of which, taken together, shall be deemed to constitute one and the same Letter Agreement.

                                 Very truly yours,


                                 GOLDMAN, SACHS & CO.


                                 By:/s/ Justin Slatky
                                    -----------------------------
                                 Name:  Justin Slatky
                                 Title: Managing Director





Agreed to on February 13, 2008 by:

FOAMEX INTERNATIONAL INC.



FOAMEX INTERNATIONAL INC.

By:/s/ John G. Johnson, Jr.
    ----------------------------
Name:  John G. Johnson, Jr.
Title: President and CEO



                                                                         ANNEX A

I.       Representations and Warranties of Holdings.

     Holdings represents and warrants to, and agrees with, Investor as set forth below. Each representation, warranty and agreement set forth in this Annex A is made as of the date hereof and as of any issue date of the Securities:

     (a) Each of Holdings and its Subsidiaries (as defined below) has been duly organized and is validly existing as a corporation or other form of entity in good standing under the laws of its state of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of Holdings and its Subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so qualified or be in good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole or on the ability of Holdings to consummate the transactions contemplated by this Letter Agreement. For the purposes of this Letter Agreement, a "Subsidiary" of any person means, with respect to such person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies.

     (b) Holdings has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Letter Agreement. Subject to the approval of the Series E Certificate of Designations by the Board of Directors of Holdings and, subject to the filing of the Series D Certificate of Designations or Series E Certificate of Designations, if and as applicable, with the Secretary of State of Delaware pursuant to Section 103 of the Delaware General Corporation Law, Holdings and its Subsidiaries have taken all necessary corporate action required for the due authorization, execution, delivery and performance by each of them of this Letter Agreement, including having obtained the approval of the boards of directors of Holdings and, where required, such Subsidiaries and the approval of the special committee of the board of directors of Holdings formed in connection with this Letter Agreement and related transactions.

     (c) This Letter Agreement has been duly and validly executed and delivered by Holdings, and constitutes a valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms.

     (d) Subject to filing the Series D Certificate of Designations or Series E Certificate of Designations, if and as applicable, with the Secretary of State of Delaware pursuant to Section 103 of the Delaware General Corporation Law and subject to approval of the Series E Certificate of Designations by the Board of Directors of Holdings under the Delaware General Corporation Law, the issuance of the Securities has been duly and validly authorized and, if and when issued pursuant to the terms of this Letter Agreement and the Series D Certificate of Designations or Series E Certificate of Designations, if and as applicable, will be duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights. The shares of common stock of Holdings (the "Common Stock") issuable in satisfaction of the Premium and initially issuable upon conversion of the Series D Preferred Stock have been duly and validly authorized and, when issued in satisfaction of the Premium or when issued upon conversion of the Series D Preferred Stock, will be validly issued, fully paid and nonassessable, and free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights; and the Board of Directors of Holdings has duly and validly adopted resolutions reserving such shares of Common Stock for issuance in satisfaction of the Premium and upon conversion of the Series D Preferred Stock.

     (e) Except for the Securities, stock options and restricted stock of Holdings' employees and directors and a Rights Offering (as defined in the Series D Certificate of Designations) to all shareholders of Holdings, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which Holdings is a party relating to issued or unissued capital stock of Holdings, or any commitments of any character whatsoever relating to issued or unissued capital stock of Holdings or pursuant to which Holdings is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

     (f) All the outstanding shares of capital stock of each Subsidiary of Holdings have been duly and validly authorized and issued and are fully paid and nonassessable, and all outstanding shares of capital stock of Holdings' Subsidiaries are owned by Holdings either directly or through wholly owned Subsidiaries free and clear of any taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights (except for any liens that have been or may be granted to lenders in accordance with the Credit Agreements and the Revolver), and there are no outstanding options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which any Subsidiary is a party relating to issued or unissued capital stock of such Subsidiary, or any commitments of any character whatsoever relating to issued or unissued capital stock of such Subsidiary or pursuant to which such Subsidiary is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

     (g) None of the execution and delivery by Holdings of this Letter Agreement, the performance of and compliance by Holdings or any of its
Subsidiaries  with all of the  provisions  hereof  and the  consummation  of the transactions contemplated herein (including compliance by Investor with its obligations hereunder and including as a result of any change in ownership of Holdings) (i) will conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration, termination, modification or cancellation of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound or to which any of the property or assets of Holdings or any of its Subsidiaries is subject, (ii) will result in any violation of the provisions of the certificate of incorporation or by-laws of Holdings, or any of the equivalent organizational documents of any of its Subsidiaries, or (iii) will result in any violation of, or any termination or material impairment of any rights under, any statute, license, authorization, injunction, judgment, order, decree, rule or regulation of any court, governmental agency or body, or arbitration or similar tribunal having jurisdiction over Holdings or any of its Subsidiaries or any of their respective properties.

     (h) No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over Holdings or any of its Subsidiaries or any of their respective properties is required for the execution and delivery by Holdings of this Letter Agreement, the performance of and compliance by Holdings or any of its Subsidiaries with all of the provisions hereof and the consummation of the transactions contemplated herein (including compliance by Investor with its obligations hereunder and including as a result of any change in ownership of Holdings), except for the filing of the Series D Certificate of Designations or Series E Certificate of Designations, if and as applicable, with the Secretary of State of Delaware pursuant to Section 103 of the Delaware General Corporation Law.

     (i) No registration under the Securities Act of 1933, as amended (the "Securities Act") of the Securities or the Common Stock issuable upon conversion of the Series D Preferred Stock is required for the offer and sale of the Securities to Investor in the manner contemplated herein.

     (j) The audited consolidated financial statements of Holdings as of and for the year ended December 31, 2006 and filed on April 2, 2007 with the Securities and Exchange Commission (the "SEC") as part of Holdings' annual report on Form 10-K, and the unaudited consolidated financial statements of Holdings as of and for the three months ended April 1, 2007, the six months ended July 1, 2007 and the nine months ended September 30, 2007 and filed with the SEC on May 14, 2007, August 10, 2007 and November 13, 2007, respectively, as part of Holdings' quarterly reports on Form 10-Q present fairly in all material respects, in each case together with the related notes, the financial position of Holdings and its consolidated Subsidiaries at the dates indicated and, to the extent included in such reports, the statements of operations, stockholders' equity and cash flows of Holdings and its consolidated Subsidiaries for the periods specified, except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not expected to be material in amount; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States, except as otherwise noted in such financial statements or related notes, applied on a consistent basis throughout the periods involved and with past practices, and in conformity with the rules and regulations of the SEC.

     (k) All written information and other materials concerning Holdings and its Subsidiaries (the "Information") which has been, or is hereafter, prepared by, or on behalf of, Holdings and delivered to Investor is, or when delivered will be, when considered as a whole, complete and correct in all material respects as of the date on which such Information was or will be delivered and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made. To the extent that any such Information contains projections, such projections at the time they were or will be delivered to Investor were or will be prepared in good faith on the basis of (i) assumptions, methods and tests which are believed by Holdings and its Subsidiaries to be reasonable and
(ii) information believed by Holdings and its Subsidiaries to have been accurate based upon the information available to Holdings and its Subsidiaries at the time such projections were furnished to Investor.

     (l) Holdings is not and, after giving effect to the sale of the Securities and the application of the proceeds thereof, will not be an "investment company" as defined in the Investment Company Act of 1940, as amended.

     (m) None of Holdings or any of its Subsidiaries has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Securities Act) that is or will be integrated with the sale of the shares of Securities in a manner that would require registration under the Securities Act of the sale of the shares of Securities to Investor.

II. Representations and Warranties of Investor.

     Investor represents and warrants to, and agrees with, Holdings as set forth below. Each representation, warranty and agreement set forth in this Annex A is made as of the date hereof and as of any issue date of the Securities:

     (a) Investor has the requisite power and authority to enter into, execute and deliver this Letter Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Letter Agreement.

     (b) This Letter Agreement has been duly and validly executed and delivered by Investor, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

     (c) Any Securities and the Common Stock issuable upon conversion of the Series D Preferred Stock that may be acquired by Investor is solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act.

     (d) Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in any Securities and the Common Stock issuable upon conversion of the Series D Preferred Stock that may be acquired by it. Investor is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act or a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act. Investor understands and is able to bear any economic risks associated with such investment.

     (e) Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning Holdings and to obtain additional information that it has requested to verify the accuracy of the information contained herein. Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of Holdings or to relieve it from any obligations to Investor for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

     (f)  None  of the  execution  and  delivery  by  Investor  of  this  Letter
Agreement, the performance of and compliance by Investor with all of the provisions hereof and the consummation of the transactions contemplated herein
(i) will conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration, termination, modification or cancellation of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Investor is a party or by which Investor is bound or to which any of the property or assets of Investor is subject, (ii) will result in any violation of the provisions of the certificate of incorporation or by-laws or equivalent organizational documents of Investor, or (iii) will result in any violation of, or any termination or material impairment of any rights under, any statute, license, authorization, injunction, judgment, order, decree, rule or regulation of any court, governmental agency or body, or arbitration or similar tribunal having jurisdiction over Investor or any of its properties.

     (g) No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over Investor or any of its properties is required for the execution and delivery by Investor of this Letter Agreement, the performance of and compliance by Investor with all of the provisions hereof and the consummation of the transactions contemplated herein.

     (h) The Investor is an Equity Investor (as defined in the Credit Agreements and the Revolver) and meets the beneficial ownership conditions set forth in clause (II) of Section 8.02(b) of the Credit Agreements and Section 9.02(d) of the Revolver.




                                                                         ANNEX B

                           CERTIFICATE OF DESIGNATIONS

                                       of

                            SERIES D PREFERRED STOCK

                                       of

                            FOAMEX INTERNATIONAL INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                             ----------------------

     Foamex International Inc., a Delaware corporation (the "Corporation"), hereby certifies that this Certificate of Designations was duly adopted by resolution of the Board of Directors of the Corporation (the "Board") in accordance with Section 151 of the Delaware General Corporation Law.

     Pursuant to the authority expressly granted to and vested in the Board by the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created, out of the Seven Million (7,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article V of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of Sixty Thousand (60,000) shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

     Section 1. Designation and Amount.

     The shares of such series shall be designated as "Series D Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be Sixty Thousand (60,000). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of such shares then outstanding.

     Section 2. Rank.

     The Series D Preferred Stock shall with respect to (i) the payment of the Accrued Liquidation Preference (as defined below) in the event of a liquidation, dissolution or winding up of the Corporation, (ii) dividends and (iii) all other rights, preferences and privileges, rank senior to the common stock, par value $0.01 per share, of the Corporation (the "Common Stock"), and each other class or series of capital stock of the Corporation now or hereafter outstanding, including, without limitation, any other class or series of Preferred Stock of the Corporation now existing or hereafter created (the "Junior Securities"); provided, however, that the foregoing shall not apply to the extent the Holders (as defined below) give the approvals described in Section 4(b) hereof.

     Section 3. Dividends and Distributions.

     (a) The holders of record of shares of Series D Preferred Stock (the "Holders") will be entitled to cumulative dividends on their shares at an annual rate of 4.5% (the "Dividend Rate") of the Accrued Liquidation Preference, compounding monthly. Dividends on the outstanding shares of Series D Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the respective dates of original issue of such shares (which dates shall be reflected on the certificates evidencing the same), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Accrued dividends shall not be payable by the Corporation periodically (in cash or otherwise) while Series D Preferred Stock is outstanding. In lieu of such periodic payment, the amount of accrued dividends per share of Series D Preferred Stock shall be added to the Accrued Liquidation Preference of that share on the last day of each month (such amount will accrue further dividends each month in accordance with this Section 3(a)).

     (b) If the Corporation, during any fiscal quarter of the Corporation while Series D Preferred Stock is outstanding, distributes or pays as a dividend to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (including a distribution of Common Stock), (iii) rights or warrants to subscribe for or purchase any security, except for any rights issued in a Rights Offering (as defined below), or (iv) any other asset (including, without limitation, cash) (the "Distributed Property"), in an aggregate amount (as determined below) greater than the amount of dividends that otherwise would have accrued on shares of Series D Preferred Stock during such quarter under Section 3(a), then in each case the Corporation shall simultaneously deliver to each Holder, in lieu of the addition of dividends accrued during such quarter to the Accrued Liquidation Preference pursuant to Section 3(a), the Distributed Property that each such Holder would have been entitled to receive in respect of the number of shares of Common Stock then issuable to such Holder pursuant to
Section 7 hereof had the Holder been the record holder of such shares of Common Stock immediately prior to the applicable record or payment date. The amount of the Distributed Property shall equal: (i) in case of cash, the amount of cash so distributed per share of Common Stock, (ii) in case of securities traded on a securities exchange or over-the-counter market, the Volume Weighted Average Price of a share of such securities on the date of such distribution multiplied by the number of shares of such securities distributed per share of Common Stock, and (iii) in case of any property other than cash or securities referred in clause (ii) above, the fair market value thereof as determined in good faith by the Board.

     Section 4. Voting Rights.

     (a) The Holders shall not be entitled to any voting rights except as hereinafter provided in this Section 4 or as otherwise required by law.

     (b) In addition to any vote or consent of stockholders required by law, the affirmative vote or consent of the Holders of at least 80% of the shares of Series D Preferred Stock at the time outstanding, voting or consenting as a separate class (with each Holder being entitled to one vote per share), given in person or by proxy, shall be necessary to (a) authorize, create, issue or increase (including by way of reclassifying, converting or exchanging any securities of the Corporation) the amount of any (i) class or series of capital stock of the Corporation ranking senior or pari passu to the Series D Preferred Stock (including any security exchangeable for, convertible into, or evidencing the right to purchase, any such capital stock) or (ii) any class or series of capital stock of the Corporation or any security convertible or exercisable for any class or series of capital stock of the Corporation that is redeemable mandatorily or at the option of the holder thereof; (b) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation if such amendment or alteration alters or changes the powers, preferences or rights of the Series D Preferred Stock so as to affect them adversely; (c) declare, pay or set aside for payment, any dividend on any Junior Securities or redeem, repurchase or otherwise acquire (or permit any person directly or indirectly controlled by the Corporation to redeem, repurchase or otherwise acquire) any Junior Securities (other than the repurchase of Common Stock held by employees, officers or directors of the Corporation or any of its subsidiaries in accordance with arrangements approved by the Board); or (d) authorize or take any other action if such action alters or changes any of the rights of the Series D Preferred Stock in any respect or otherwise would be inconsistent with this Certificate of Designations.

     Section 5. Registration.

     (a) The Corporation shall register the issuance and ownership of shares of the Series D Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "Series D Preferred Stock Register"), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

     (b) The Corporation shall register the transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein and delivery of such additional documents as the Corporation shall reasonably request in connection with such transfer. Upon any such registration of transfer, a new certificate evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

     Section 6. Liquidation, Dissolution or Winding Up.

     (a) Upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the Holders as of the record date established by the Board for determination of stockholders entitled to receive a distribution in such liquidation, dissolution or winding up of the Corporation, as applicable (the "Record Date"), shall be paid in cash for each share of Series D Preferred Stock then held, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made in respect of any Junior Securities, the greater of (i) an amount equal to the sum of (A) the Original Liquidation Preference (as defined below) (as adjusted for any stock split, combination, reclassification or similar event involving the Series D Preferred Stock), plus (B) the monthly addition to the Accrued Liquidation Preference pursuant to Section 3(a) hereof and, (C) without duplication of any amounts referred to in the preceding clause
(B), all accrued and unpaid dividends on such shares of Series D Preferred Stock (such sum, the "Accrued Liquidation Preference") on the date of such payment in respect of the Series D Preferred Stock, and (ii) the amount per share that would be payable to a Holder had all shares of Series D Preferred Stock been converted to shares of Common Stock pursuant to Section 7 hereof immediately prior to the occurrence of such liquidation, dissolution or winding up. If the assets of the Corporation available for distribution to the Holders shall be insufficient to permit payment in full to such Holders of the aggregate amount payable pursuant to the preceding sentence, then all of the assets available for distribution to the Holders shall be distributed among and paid to such Holders ratably in proportion to the amounts that would be payable to such Holders if such assets were sufficient to permit payment in full. As used herein, the "Original Liquidation Preference" shall mean $1,000.00 per share of Series D Preferred Stock.

     (b) After the Holders of all shares of Series D Preferred Stock as of the Record Date shall have been paid in full the amounts to which they are entitled in Section 6(a) hereof, such Holders shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Securities in accordance with their terms.

     (c) Written notice of the Record Date for a liquidation, dissolution or winding up of the Corporation, as applicable, stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered to the Holders not less than 15 (fifteen) Business Days prior to the earliest payment date stated therein. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

     (d) For the purposes of this Section 6, neither the sale, lease, transfer, conveyance or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, stock or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities, or any dividend on or repurchase of any capital stock of the Corporation, or any recapitalization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation; provided that the Holders shall nevertheless be entitled from and after any such sale, lease, transfer, conveyance or other disposition or consolidation or merger to the rights provided by this Section 6.

     Section 7. Conversion.

     (a) The shares of Series D Preferred Stock shall be convertible, in whole or in part, at the option of the Holders thereof, at any time prior to the Anniversary Date (as defined below) into a number of shares of Common Stock equal to (A) the aggregate Accrued Liquidation Preference of the Series D Preferred Stock to be converted as of the Conversion Date (as defined below), divided by (B) the Conversion Price (as defined below). In order to convert shares of Series D Preferred Stock, the Holder thereof shall (i) deliver an irrevocable written notice (the "Conversion Notice") to the Corporation specifying the number of shares of Series D Preferred Stock to be converted and the name in which such Holder wishes the certificate for shares of Common Stock to be issued, and (ii) surrender the certificate for such shares of Series D Preferred Stock to the Corporation and deliver such additional documents as the Corporation shall reasonably request in connection with such conversion.

     (b) The shares of Series D Preferred Stock shall be convertible, in whole and not in part, at the option of the Corporation, on the Corporation Conversion Date (as defined below) into a number of shares of Common Stock equal to (A) the aggregate Accrued Liquidation Preference of the Series D Preferred Stock to be converted, divided by (B) the Conversion Price. In order to convert shares of Series D Preferred Stock, the Corporation shall deliver a written notice to each Holder.

     (c) If the Series D Preferred Stock is converted into the Common Stock pursuant to Section 7(a) or Section 7(b), the Corporation shall deliver or cause to be delivered as directed by the relevant Holder promptly (i) certificates representing the full number of validly issued, fully paid and nonassessable shares of Common Stock to which such Holder shall be entitled, and (ii) if less than the full number of shares of Series D Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series D Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series D Preferred Stock being converted. Such conversion shall be deemed to have occurred at the close of business on the Conversion Date so that as of such time the rights of the Holder thereof to the shares of Series D Preferred Stock being converted shall cease, except for the right to receive certificates representing shares of Common Stock in accordance herewith, and the Holder entitled to receive the shares of Common Stock issued as a result of such conversion shall be treated for all purposes as having become the holder of record of such shares of Common Stock at such time.

     (d) In connection with the conversion of any shares of Series D Preferred Stock, no fractions of shares of Common Stock shall be issued. If more than one share of Series D Preferred Stock shall be surrendered for conversion by the same Holder on the same Conversion Date, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series D Preferred Stock so surrendered. If the conversion of any shares of Series D Preferred Stock results in a fraction of a share of Common Stock, the number of shares of Common Stock issuable to the Holder shall be rounded down to the nearest whole number.

     (e) The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

     (f) The Corporation's obligations to issue and deliver shares of Common Stock upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock.

     Section 8. Adjustment of Conversion Price.

     (a) If the Corporation, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, pays a dividend or makes a distribution to all holders of shares of Common Stock in shares of Common Stock, then in each such case the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period prior to the Ex-Dividend Date (as defined below) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such dividend or distribution and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such dividend or distribution.

     (b) If the Corporation, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, (i) subdivides the outstanding shares of Common Stock into a larger number of shares or (ii) combines the outstanding shares of Common Stock into a smaller number of shares, then in each such case the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period prior to the effective date for such subdivision or combination shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.

     (c) If the Corporation, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, issues rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined below) of the Common Stock (except for any rights issued in a Rights Offering), then the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period prior to the Ex-Dividend Date for such issuance shall be multiplied by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding immediately before such issuance plus the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights or warrants divided by (B) the Current Market Price of the Common Stock, and (y) the
denominator shall be the number of shares of Common Stock outstanding immediately before such issuance plus the total number of shares of Common Stock issuable pursuant to such rights or warrants.

     (d) If the Corporation, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, pays a dividend or makes a distribution to all holders of Common Stock of any Distributed Property (but excluding the Common Stock and rights or warrants to subscribe for Common
Stock), then the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period prior to the Ex-Dividend Date for such distribution or dividend shall be multiplied by a fraction of which (x) the numerator shall be the Current Market Price of Common Stock and
(y) the denominator shall be such Current Market Price of Common Stock plus the amount (as determined pursuant to subsection (g) below), on the Ex-Dividend Date for such distribution, of the Distributed Property so distributed, expressed as an amount per share of Common Stock.

     (e) If, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall be consummated and such tender or exchange offer shall involve a consideration per share of Common Stock having a value (as determined pursuant to subsection (g) below) on the Expiration Date (as defined below) that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding such Expiration Date, then the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period on or prior to such Expiration Date shall be multiplied by a fraction of which (x) the numerator shall be the product of the Closing Sale Price of the Common Stock on the Expiration Date multiplied by the number of shares of Common Stock outstanding on the Expiration Date, and (y) the denominator shall be the sum of
(A) the product of the Closing Sale Price of the Common Stock on the Expiration Date multiplied by the number of shares of Common Stock outstanding immediately after the Expiration Date and (B) the aggregate value (as determined pursuant to subsection (g) below), on the Expiration Date, of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date. For purposes of this subsection, the "Expiration Date" means the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

     (f) If there is a Change of Control at any time while Series D Preferred Stock is outstanding, then upon any subsequent conversion of Series D Preferred Stock, each Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion absent such Change of Control, the same kind and amount of securities, cash or property as it could have been entitled to receive upon the occurrence of such Change of Control if it had been, immediately prior to such Change of Control, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the applicable Conversion Prices for the Series D Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Change of Control, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Change of Control, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series D Preferred Stock following such Change of Control. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Change of Control shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Change of Control is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (f) and insuring that the Series D Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Change of Control.

     (g) For purposes of subsections (c) and (d) above, the "Current Market Price" means the average of the Closing Sale Prices of the Common Stock for the ten consecutive Trading Days immediately prior to the Ex-Dividend Date for the distribution requiring such computation. For purposes of subsections (d) and (e) above, the amount of the Distributed Property or the value of the consideration shall equal: (i) in case of cash, the amount of cash so distributed per share of Common Stock, (ii) in case of securities traded on a securities exchange or over-the-counter market, the Volume Weighted Average Price of a share of such securities on the applicable date multiplied by the number of shares of such securities distributed per share of Common Stock, and (iii) in case of any property other than cash or securities referred in clause (ii) above, the fair market value thereof as determined in good faith by the Board. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

     (h) Upon the occurrence of each adjustment pursuant to this Section 8, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder.

     (i) If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any subsidiary (except for a Rights Offering), (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Change of Control, or
(iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 Business Days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction.

     Section 9. Charges, Taxes and Expenses. Issuance of certificates for shares of Series D Preferred Stock and for shares of Common Stock issued on conversion of (or otherwise in respect of) the Series D Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series D Preferred Stock or receiving shares of Common Stock in respect of the Series D Preferred Stock.

     Section 10. Replacement Certificates. If any certificate evidencing Series D Preferred Stock or shares of Common Stock is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

     Section 11. Rights Offering Credit. In connection with any Rights Offering, each Holder of Series D Preferred Stock may elect, at its option, either (1) to credit the Accrued Liquidation Preference of such Holder's Series D Preferred Stock toward any financial commitment such Holder may have in respect of Common Stock not acquired pursuant to the exercise of rights in such Rights Offering, provided such Holder shall convert such Series D Preferred Stock in accordance with the terms hereof (the "Crediting Option"), (2) to separately satisfy such commitment and to have the conversion of such Series D Preferred Stock result in the issuance of shares of Common Stock in addition to those acquired in the Rights Offering (the "Overallotment Option") or (3) to elect a combination of the Crediting Option and the Overallotment Option.

     Section 12. Definitions.

     (a) "Anniversary Date" means one-year anniversary of the first date on which shares of the Series D Preferred Stock are issued pursuant to this Certificate of Designations.

     (b) "Average Trading Price" of the Common Stock for the Trading Price Averaging Period means the average of each Volume Weighted Average Price of the Common Stock on each Trading Day during such period.

     (c) "Change of Control" means:

          (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Corporation or one of its wholly owned subsidiaries;

          (ii) the adoption of a plan relating to the liquidation, dissolution or winding up of the Corporation;

          (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) or series of transactions pursuant to which immediately after the consummation thereof the persons owning the then-outstanding Voting Securities (as defined below) of the Corporation immediately prior to such consummation shall not own, directly or indirectly, a majority in the aggregate (by reason of such prior ownership) of the then-outstanding Voting Securities of the Corporation or the surviving entity if other than the Corporation; and

          (iv) the first day on which a majority of the members of the Board are not Continuing Directors (as defined below).

     (d) "Closing Sale Price" of any share of Common Stock or any other security on any Trading Day means:

          (i) the closing sale price per share of such security (or, if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which such security is traded;

          (ii) if such security is not listed on a U.S. national or regional securities exchange, the last quoted bid price of such security on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

          (iii) if such security is not so quoted by Pink Sheets LLC or a similar organization, as determined by a nationally recognized securities dealer retained by the Corporation for that purpose.

The Closing Sale Price shall be determined without reference to extended or after hours trading.

     (e) "Continuing Director" means, as of any date of determination, any member of the Board who:

          (i) was a member of such Board on the date hereof; or

          (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election (or any Continuing Directors appointed by Continuing Directors).

     (f) "Conversion Date" means: (i) if the shares of Series D Preferred Stock are converted at the option of the Holders thereof, the date on which the Conversion Notice is delivered to the Corporation; and (ii) if the shares of Series D Preferred Stock are converted at the option of the Corporation, the Corporation Conversion Date.

     (g) "Conversion Price" means: (i) if (x) a Rights Offering is consummated prior to the ninetieth day following the first date on which shares of the Series D Preferred Stock are issued pursuant to this Certificate of Designations and (y) the Series D Preferred Stock is converted at the option of a Holder thereof during the period of ten Business Days immediately following the consummation of such Rights Offering or the Series D Preferred Stock is converted at the option of the Corporation on the tenth Business Day following such consummation, the subscription price for a share of Common Stock in such Rights Offering; and (ii) in all other cases, the Average Trading Price of the Common Stock for the thirty-Trading Day period ending on the fifth Trading Day immediately preceding the Conversion Date (the "Trading Price Averaging Period").

     (h) "Corporation Conversion Date" means: (i) if a Rights Offering is consummated prior to the ninetieth day following the first date on which shares of the Series D Preferred Stock are issued pursuant to this Certificate of Designations, the tenth Business Day following such consummation; and (ii) if no Rights Offering is consummated prior to the ninetieth day following the first date on which shares of the Series D Preferred Stock are issued pursuant to this Certificate of Designations, the Anniversary Date.

     (i) "Ex-Dividend Date" means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant dividend, distribution or issuance.

     (j) "Market Disruption Event" means the occurrence or existence on any scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) of, or any material unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Common Stock on the principal exchange or market on which the Common Stock is traded, or (2) any options contracts or futures contracts relating to the Common Stock, or any options on such futures contracts, on any exchange or market.

     (k) "Rights Offering" means an SEC-registered offering by the Corporation of rights to purchase additional Common Stock to existing holders of Common Stock that raises gross proceeds of at least $50 million.

     (l) "Trading Day" means a day during which (i) the principal exchange or market on which the Common Stock is traded is open for trading and has a scheduled closing time of 4:00 p.m., New York City time (or the then standard closing time for regular trading on the relevant exchange or market), or if the Common Stock is not traded on any exchange or market, any Business Day, and (ii) there is no Market Disruption Event.

     (m) "Volume Weighted Average Price" on any Trading Day means:

          (i) with respect to the Common Stock, the per share volume weighted average price as displayed on Bloomberg (or any successor service) Page FMXL.PK(equity)AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day (or, if such Volume Weighted Average Price is unavailable, the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

          (ii) with respect to any other securities, the per share volume weighted average price as determined in a manner substantially consistent with the manner in which the "Volume Weighted Average Price" of a share of Common Stock is to be determined in accordance with clause (i) as determined in good faith by the Board.

     (n) "Voting Securities" means securities of any class or classes of the Corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or persons performing similar functions).

     Section 13. Miscellaneous.

     (a) Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 prior to 4:30 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 on a day that is not a Business Day or later than 4:30 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:
(i) if to the Corporation, to 1000 Columbia Avenue, Linwood, Pennsylvania 19061, facsimile: (610) 859-3024, Attention: General Counsel, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation's stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 13.

     (b) Any registered Holder may proceed to protect and enforce its rights and the rights of such Holder by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.



     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its ____________________ this __ day of February, 2008.


                                             FOAMEX INTERNATIONAL INC.


                                             By:__________________________
                                                Name:
                                                Title:





                                                                         ANNEX C



                           CERTIFICATE OF DESIGNATIONS

                                       of

                            SERIES E PREFERRED STOCK

                                       of

                            FOAMEX INTERNATIONAL INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                             ----------------------

     Foamex International Inc., a Delaware corporation (the "Corporation"), hereby certifies that this Certificate of Designations was duly adopted by resolution of the Board of Directors of the Corporation (the "Board") in accordance with Section 151 of the Delaware General Corporation Law.

     Pursuant to the authority expressly granted to and vested in the Board by the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created, out of the Seven Million (7,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article V of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of Sixty Thousand (60,000) shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

     Section 1. Designation and Amount.

     The shares of such series shall be designated as "Series E Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be Sixty Thousand (60,000). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of such shares then outstanding.

     Section 2. Rank.

     The Series E Preferred Stock shall with respect to (i) the payment of the Accrued Liquidation Preference (as defined below) in the event of a liquidation, dissolution or winding up of the Corporation, (ii) dividends and (iii) all other rights, preferences and privileges, rank senior to the common stock, par value $0.01 per share, of the Corporation (the "Common Stock"), and each other class or series of capital stock of the Corporation now or hereafter outstanding, including, without limitation, any other class or series of Preferred Stock of the Corporation now existing or hereafter created (the "Junior Securities"); provided, however, that the foregoing shall not apply to the extent the Holders (as defined below) give the approvals described in Section 4(b) hereof.

     Section 3. Dividends and Distributions. The holders of record of shares of Series E Preferred Stock (the "Holders") will be entitled to cumulative dividends on their shares at an annual rate equal to 9.00% per annum (the "Dividend Rate") of the Accrued Liquidation Preference, compounding monthly. Dividends on the outstanding shares of Series E Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the respective dates of original issue of such shares (which dates shall be reflected on the certificates evidencing the same), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Accrued dividends shall not be payable by the Corporation periodically (in cash or otherwise) while Series E Preferred Stock is outstanding. In lieu of such periodic payment, the amount of accrued dividends per share of Series E Preferred Stock shall be added to the Accrued Liquidation Preference of that share on the last day of each month (such amount will accrue further dividends each month in accordance with this Section 3).

     Section 4. Voting Rights.

     (a) The Holders shall not be entitled to any voting rights except as hereinafter provided in this Section 4 or as otherwise required by law.

     (b) In addition to any vote or consent of stockholders required by law, the affirmative vote or consent of the Holders of at least 80% of the shares of Series E Preferred Stock at the time outstanding, voting or consenting as a separate class (with each Holder being entitled to one vote per share), given in person or by proxy, shall be necessary to (a) authorize, create, issue or increase (including by way of reclassifying, converting or exchanging any securities of the Corporation) the amount of any (i) class or series of capital stock of the Corporation ranking senior or pari passu to the Series E Preferred Stock (including any security exchangeable for, convertible into, or evidencing the right to purchase, any such capital stock) or (ii) any class or series of capital stock of the Corporation or any security convertible or exercisable for any class or series of capital stock of the Corporation that is redeemable mandatorily or at the option of the holder thereof; (b) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation if such amendment or alteration alters or changes the powers, preferences or rights of the Series E Preferred Stock so as to affect them adversely; (c) declare, pay or set aside for payment, any dividend on any Junior Securities or redeem, repurchase or otherwise acquire (or permit any person directly or indirectly controlled by the Corporation to redeem, repurchase or otherwise acquire) any Junior Securities (other than the repurchase of Common Stock held by employees, officers or directors of the Corporation or any of its subsidiaries in accordance with arrangements approved by the Board); or (d) authorize or take any other action if such action alters or changes any of the rights of the Series E Preferred Stock in any respect or otherwise would be inconsistent with this Certificate of Designations.

     Section 5. Registration.

     (a) The Corporation shall register the issuance and ownership of shares of the Series E Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "Series E Preferred Stock Register"), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series E Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

     (b) The Corporation shall register the transfer of any shares of Series E Preferred Stock in the Series E Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein and delivery of such additional documents as the Corporation shall reasonably request in connection with such transfer. Upon any such registration of transfer, a new certificate evidencing the shares of Series E Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

     Section 6. Liquidation, Dissolution or Winding Up.

     (a) Upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the Holders as of the record date established by the Board for determination of stockholders entitled to receive a distribution in such liquidation, dissolution or winding up of the Corporation, as applicable (the "Record Date"), shall be paid in cash for each share of Series E Preferred Stock then held, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made in respect of any Junior Securities, an amount equal to the sum of (A) the Original Liquidation Preference (as defined below) (as adjusted for any stock split, combination, reclassification or similar event involving the Series E Preferred Stock), plus (B) the monthly addition to the Accrued Liquidation Preference pursuant to Section 3 hereof and, (C) without duplication of any amounts referred to in the preceding clause (B), all accrued and unpaid dividends on such shares of Series E Preferred Stock (such sum, the "Accrued Liquidation Preference") on the date of such payment in respect of the Series E Preferred Stock. If the assets of the Corporation available for distribution to the Holders shall be insufficient to permit payment in full to such Holders of the aggregate amount payable pursuant to the preceding sentence, then all of the assets available for distribution to the Holders shall be distributed among and paid to such Holders ratably in proportion to the amounts that would be payable to such Holders if such assets were sufficient to permit payment in full. As used herein, the "Original Liquidation Preference" shall mean $1,000.00 per share of Series E Preferred Stock.

     (b) After the Holders of all shares of Series E Preferred Stock as of the Record Date shall have been paid in full the amounts to which they are entitled in Section 6(a) hereof, such Holders shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Securities in accordance with their terms.

     (c) Written notice of the Record Date for a liquidation, dissolution or winding up of the Corporation, as applicable, stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered to the Holders not less than 15 (fifteen) Business Days prior to the earliest payment date stated therein. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

     (d) For the purposes of this Section 6, neither the sale, lease, transfer, conveyance or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, stock or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities, or any dividend on or repurchase of any capital stock of the Corporation, or any recapitalization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation; provided that the Holders shall nevertheless be entitled from and after any such sale, lease, transfer, conveyance or other disposition or consolidation or merger to the rights provided by this Section 6.

     Section 7. Redemption, Repurchase and Cancellation.

     (a) At any time or from time to time following the issuance of the Series E Preferred Stock, the Corporation may elect to redeem, in whole or in part, out of funds legally available therefor, the outstanding shares of Series E Preferred Stock by paying in cash therefor an amount per share (such amount, the "Redemption Price") equal to 100% of the Accrued Liquidation Preference on the redemption date. If less than all outstanding shares of Series E Preferred Stock are to be redeemed, the Corporation shall redeem shares pro rata among the Holders thereof in accordance with the respective numbers of shares of Series E Preferred Stock held by each of them.

     (b) At any time or from time to time beginning on a date that is six months and one day following the latest of (i) the Maturity Date as defined in the First Lien Term Credit Agreement, (ii) the Maturity Date as defined in the Second Lien Term Credit Agreement and (iii) the Stated Termination Date as defined in the Revolving Credit Agreement, each Holder shall have the right, at such Holder's option, to require the Corporation to repurchase for cash all or a portion of such Holder's shares of Series E Preferred Stock at a price per share (such price, the "Repurchase Price") equal to 100% of the Accrued Liquidation Preference on the repurchase date; provided, however, that the Corporation shall not be required to purchase such shares if prohibited by any provision of the Credit Agreements.

     (c) Notice of any redemption of shares of Series E Preferred Stock pursuant to Section 7(a) hereof shall specify a date and procedures for such redemption and shall be sent not less than 30, but not more than 60, days prior to such date fixed for redemption to each Holder of shares of Series E Preferred Stock to be redeemed.

     (d) In order to facilitate the redemption of shares of Series E Preferred Stock pursuant to Section 7(a) hereof, the Board may fix a record date for the determination of the Holders of shares of Series E Preferred Stock to be redeemed, not more than 60 days or less than 30 days prior to the date fixed for such redemption.

     (e) Repurchases of shares of Series E Preferred Stock pursuant to Section 7(b) hereof shall be made upon (i) delivery to the Corporation by a Holder, prior to the close of business on the third Business Day immediately preceding the repurchase date, of a notice setting forth the number of shares of Series E Preferred Stock to be repurchased and stating that such shares are to be repurchased by the Corporation pursuant to the applicable provisions of this Certificate of Designations, and (ii) delivery to the Corporation by a Holder of the shares of Series E Preferred Stock to be repurchased on or before the third Business Day immediately preceding the repurchase date.

     (f) If the Series E Preferred Stock is to be redeemed or repurchased pursuant to this Section 7, then, upon payment of the Redemption Price or Repurchase Price, as applicable, in accordance with this Section 7, on and after the date of such redemption or repurchase, all rights of any Holder of such shares of Series E Preferred Stock shall cease and terminate. Such redeemed or repurchased shares of Series E Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

     Section 8. Charges, Taxes and Expenses. Issuance of certificates for shares of Series E Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series E Preferred Stock.

     Section 9. Replacement Certificates. If any certificate evidencing Series E Preferred Stock is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

     Section 10. Rights Offering Credit. In connection with any Rights Offering (as defined below), each Holder of Series E Preferred Stock may elect, at its option, to credit the Accrued Liquidation Preference of such Holder's Series E Preferred Stock, in whole or in part, toward any financial commitment such Holder may have in respect of such Rights Offering.

     Section 11. Definitions.

     "Credit Agreements" means the First Lien Term Credit Agreement, the Second Lien Term Credit Agreement and the Revolving Credit Agreement.

     "First Lien Term Credit Agreement" means the First Lien Term Credit Agreement, dated as of February 12, 2007, by and among Foamex L.P., as Borrower (the "Borrower"), the Corporation, as Parent Guarantor, Bank of America, N.A., as Administrative Agent and Collateral Agent (the "Administrative Agent"), and the lenders and other parties named therein, as may be amended or restated from time to time.

     "Revolving Credit Agreement" means the Revolving Credit Agreement, dated as of February 12, 2007, by and among the Borrower, the Corporation and the other Guarantors named thereto, the Administrative Agent and the lenders and other parties named thereto, as may be amended or restated from time to time.

     "Rights Offering" means an SEC-registered offering by the Corporation of rights to purchase additional Common Stock to existing holders of Common Stock that raises gross proceeds of at least $50 million.

     "Second Lien Term Credit Agreement" means the Second Lien Term Credit Agreement, dated as of February 12, 2007, by and among the Borrower, the Corporation, the Administrative Agent and the lenders and other parties named therein, as may be amended or restated from time to time.

     Section 12. Miscellaneous.

     (a) Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to 4:30 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 on a day that is not a Business Day or later than 4:30 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:
(i) if to the Corporation, to 1000 Columbia Avenue, Linwood, Pennsylvania 19061, facsimile: (610) 859-3024, Attention: General Counsel, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation's stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 12.

     (b) Any registered Holder may proceed to protect and enforce its rights and the rights of such Holder by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.


     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its ___________________ this __ day of ___________,
_______.

                                              FOAMEX INTERNATIONAL INC.


                                              By: ____________________
                                                  Name:
                                                  Title: